SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                              FORM 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2000
                                                 -------------------
                 Commission File Number 1-5324
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                         NORTHEAST UTILITIES
                         --------------------
(Exact name of registrant as specified in its charter)


MASSACHUSETTS                       1-5324             04-2147929
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(State or other jurisdiction of    (Commission   (I.R.S. Employer
incorporation or organization)      File No.)   Identification No.)

174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS  01090-0010
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 Address of principal executive offices)                (Zip Code)

(Registrant's telephone number, including area code)
                              (413) 785-5871


(Former name or former address, if changed since last report)
                               Not Applicable


ITEM 5.  OTHER EVENTS

   The Utility Operations Management Analysis (UOMA) Unit of the
Connecticut Department of Public Utility Control (DPUC) recommended on September 27, 2000 that the DPUC approve the results of the recently completed auction of the Millstone Nuclear Power Station. Dominion Resources Inc. (Dominion) won the auction with a bid of $1.298 billion for the three nuclear units at Millstone, in addition to the related nuclear fuel.

  	Northeast Utilities' (NU) subsidiaries own 100 percent of Millstone 1 and Millstone 2 and 68 percent of Millstone 3. Pursuant to purchase and sale agreements entered into between Dominion and most owners of the three Millstone units, Dominion agreed to acquire all of the NU subsidiary ownership of the three units, in addition to approximately 25 percent of Millstone 3 out of the 32 percent not owned by the NU subsidiaries.

 	As a result of UOMA's recommendation, the base merger consideration that would be payable to NU shareholders under NU's merger agreement with Consolidated Edison, Inc. is increased by $1.00 per share to $26.00 per share, in addition to the $.0034 that would be added for every day after August 5, 2000 through the day prior to the closing of the merger.

	  State utility regulators in Connecticut, New York, and New Hampshire, as well as the U.S. Department of Justice and the Securities and Exchange
Commission are still reviewing the merger.  In a draft decision last week,
the DPUC granted conditional approval to the merger.   In written exceptions
to the draft decision which were filed on September 29, 2000, NU and Consolidated Edison stated that a number of proposed conditions in the draft decision could negatively impact attainment of the goals of the merger. A final decision by the DPUC is scheduled for October 19, 2000.




                              SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  NORTHEAST UTILITIES
                                    (registrant)

                                   /s/David R. McHale
                                   David R. McHale
                                   Vice President and Treasurer

Date:  September 29, 2000